STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of On4 Communications, Inc. on July 21,2021 resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "IV (A)" so that, as amended, said Article shall be and read as follows:

"The Corporation is authorized to issue two classes of stock to be designated respectively, "Common Stock" and "Preferred Stock". The amount of the total authorized capital stock in which the Corporation shall have authority to is seven billion and five hundred and thirty million (7,530,000,000) shares, each with a par value of $0.0001 per share. Seven billion and five hundred million (7,500,000,000) shares shall be Common Stock and thirty million (30,000,000) shares shall be Preferred Stock."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 21st day

By: ______________________ Authorized Officer

Title: President and CEO

Name: Steve Berman

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:43 PM 07/21/2021
FILED 04:43 PM 07/21/2021
SR 20212766470 - File Number 3397838